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EXHIBIT 4.14

$4,000,000                                                     Chicago, Illinois
                                                                January 25, 1996
                                                      Amended and Restated as of
                                                                    July 5, 1996


                AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE

     This AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE is made as of the 5th day of July, 1996, by THE O'BOISIE CORPORATION, an Illinois corporation (the "Company"), to the order of U.B.F.C., INC., a Delaware corporation (the "Payee").

                                R E C I T A L S:

     WHEREAS, the Company executed and delivered to the Keebler Company an $8,000,000 Secured Note dated as of January 25, 1996, payable to the order of the Keebler Company or its registered assigns (as extended from time to time and assigned to Payee, the "Existing Note"); and

     WHEREAS, in connection with payment representing $4,000,000 of the principal amount outstanding under the Existing Note, the Company has requested that Payee, and Payee has agreed to amend and restate the Existing
Note in its entirety as set forth herein.

     NOW, THEREFORE, in consideration of the recitals set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the Company and Payee agree that the Existing Note is hereby amended and restated as follows:



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     FOR VALUE RECEIVED, THE O'BOISIE CORPORATION, an Illinois corporation
(the "Company"), hereby promises to pay to the order of U.B.F.C., Inc., a Delaware corporation (the "Payee"), the principal amount of FOUR MILLION DOLLARS ($4,000,000), and to pay interest on the unpaid principal thereof from time to time outstanding at the rate of eight percent (8%) per annum from the date hereof.

     This Note is issued in connection with the sale by Keebler Company, a Delaware corporation ("Keebler"), to the Company of certain assets pursuant to that certain Salty Snacks Asset Purchase Agreement dated November 18, 1995, by and between Keebler, which subsequently assigned its rights under the Purchase Agreement to the Payee, and Kelly Food Products, Inc., an Illinois corporation, which subsequently assigned its rights under the Purchase Agreement to the Company, as amended by that certain Amendment to Snack Assets Purchase Agreement dated December 29, 1995, and as further amended by that certain Amendment No. 2 to Snack Assets Purchase Agreement dated January 22, 1996 (as so amended, the "Purchase Agreement").

     AS SET FORTH IN SECTION 4 HEREOF, THE RIGHTS OF ANY HOLDER HEREOF ARE IN ALL RESPECTS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT BETWEEN THE COMPANY, THE PAYEE AND REPUBLIC ACCEPTANCE CORPORATION, A MINNESOTA CORPORATION ("SENIOR LENDER"), OF EVEN DATE HEREWITH ATTACHED HERETO AS EXHIBIT A AND INCORPORATED HEREIN BY REFERENCED (THE "SUBORDINATION AGREEMENT").

     1. PAYMENT OF INTEREST. Interest shall accrue on the principal balance hereof from time to time outstanding and the Company shall pay such interest to the Payee in the manner hereinafter provided at the rate of eight percent (8.0%) per annum. Interest shall be calculated based on a 365/366 day year and charged for the actual number of days elapsed. All interest payable hereon shall accrue and be due and payable quarterly in arrears, on each March 31, June 30, September 30 and December 31 of each calendar year, beginning September 30, 1996; PROVIDED, that such interest shall be paid only if the payment thereof is not prohibited by the terms and conditions of the Subordination Agreement. Unless prohibited under applicable law, any accrued interest which is payable hereunder and which is not paid when due (after giving effect to the provisions of Section 3.1(a) and (b) hereof), shall bear interest thereafter, in lieu of the interest hereinabove provided, at the rate of ____% per annum. Any accrued interest which for any reason has not theretofore been paid, shall be paid in full in immediately available funds on the date on which the final principal payment on this Note is paid.

     2.   PAYMENT OF PRINCIPAL.

          2.1 SCHEDULED PAYMENT. The Company shall pay to the Payee the outstanding principal amount of this Note as follows: (i) quarterly installments of $100,000 on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 1997, and (ii) a

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final installment of $2,800,000 (or such other principal amount then outstanding) on June 30, 2000 (the "Maturity Date").

          2.2 PREPAYMENT. The Company may, at any time, prepay all or a portion of the outstanding principal amount of this Note without premium or penalty; provided, that the Company had paid all interest on this Note accrued through the date of prepayment specified in the Company's notice referred to herein. Prepayment will be applied against installments described in Section 2.1 in the reverse of the order in which these installments are due. A prepayment of less than all of the outstanding principal amount of this Note shall not relieve the Company of its obligation to pay the remaining outstanding principal amount of this Note on the date specified in Section 2.1 above. The Company shall send written notice of its election to make a prepayment on the Note to each holder of the Note by registered or certified mail, return receipt requested, at least two (2) days prior to the date of prepayment.

          2.3 PAYMENT ON NON-BUSINESS DAYS. If any payment on this Note shall become due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of Illinois, such payment shall be made on the next succeeding business day or such extension of time shall in such case be included in computing any interest due in connection with such payment.

     3.   EVENTS OF DEFAULT.

          3.1 DEFINITION. For purposes of this Note, an Event of Default shall be deemed to have occurred:

               (a) FAILURE TO PAY INTEREST. Subject to the provisions set forth in clauses (i) and (ii) of Section 1, if the Company fails to pay when due the full amount of interest then accrued and payable with respect to this Note (and such failure continues for a period of five (5) days after deliver of notice to the Company of such failure);

               (b) FAILURE TO PAY PRINCIPAL. If the Company fails to pay when due the full amount of any installment of principal on this Note, (and such failure continues for a period of five (5) days after delivery of notice to the Company of such failure); or

               (c) BANKRUPTCY, ETC. If the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debt generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any subsidiary) relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence

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therein or (B) such petition, application or proceeding is not dismissed within one hundred and twenty (120) days.

          3.2  CONSEQUENCES OF EVENTS OF DEFAULT.

               (a) Subject to Section 4 hereof, if any Event of Default has occurred the Payee may declare (by written notice delivered to the Company) all or any portion of the principal amount of this Note due and payable and demand immediate payment of all or any portion of the outstanding principal amount of this Note. If the Payee declares all or a portion of the principal amount of this Note to be due and payable and demands immediate payment of that principal pursuant to the terms of this Section 3.2, then that principal amount and all accrued but unpaid interest with respect to it will be immediately due and payable. Without any notice, acceleration, demand or other action by the Holder of this Note, the Company shall pay that principal and interest to the Payee within five (5) days after the initial declaration of acceleration. Notwithstanding the two preceding sentences, if there is an Event of Default of the type described in Section 3.1(c), the entire outstanding principal amount of this Note and all accrued but unpaid interest will become immediately due and payable when the Event of Default occurs without any notice, acceleration, demand or other action by the Holder of this Note.

     4. SUBORDINATION. THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE SENIOR DEBT DESCRIBED IN THE SUBORDINATION AGREEMENT ATTACHED HERETO AS EXHIBIT A ON THE TERMS PROVIDED IN THE SUBORDINATION AGREEMENT. PAYMENTS UNDER THIS NOTE ARE SUBJECT TO THE HOLDER'S OBLIGATIONS TO PAY SUCH AMOUNTS OVER TO THE HOLDERS OF SENIOR DEBT AT THE TIME, AND IN THE MANNER, PROVIDED IN SUCH SUBORDINATION AGREEMENT. WITHOUT LIMITING THE EFFECT OF THE SUBORDINATION AGREEMENT IN ANY MANNER WHATSOEVER, THE SENIOR LENDER SHALL BE DEEMED A THIRD PARTY BENEFICIARY OF THIS NOTE AND THE TERMS AND CONDITIONS OF THIS NOTE SHALL NOT BE AMENDED WITHOUT THE PRIOR WRITTEN CONSENT OF THE SENIOR LENDER.

     THE PAYEE HEREOF AGREES TO EXECUTE SUCH FURTHER INSTRUMENTS AND AGREEMENTS AS MAY BE REQUESTED FROM TIME TO TIME BY THE COMPANY OR THE SENIOR LENDER, IN ORDER TO FURTHER EVIDENCE AND CONFIRM THE SUBORDINATION HEREOF.

     5. SECURITY INTEREST. To secure the obligations of the Company under this Note, the Company hereby grants to the Payee security interests in the Bluffton Facility (as defined in the Purchase Agreement) and all the Purchased Assets (as defined in the Purchase Agreement) other than that Transferred Inventory (as defined in the Purchase Agreement) and the proceeds thereof and the Transferred Vehicles (as defined in the Purchase Agreement), each of which is subordinate to any security interests in those assets securing the Senior Debt described in the Subordination Agreement attached hereto as Exhibit A, but not to any other security interests or

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liens.  To perfect such security interest: (i) simultaneously with the execution of this Note, the Company is delivering to the Payee an executed UCC-1 Financing Statements relating to the Purchase Assets secured by this Note, and (ii) by July 15, 1996, the Company shall deliver to the Payee a modification of the Payee's mortgage on the Bluffton facility.

     6. NOTE REGISTER. The Company will maintain a register (the "Note Register") in which it will record the name and address of the Payee of this Note and of the holders of any note(s) issued upon transfer or exchange of this Note. The Company will at all times treat the person named in the Note Register as the owner of this Note for all purposes and will make all payments or principal and interest to that person even if the Company has received notice that the holder has attempted to transfer this Note to another person. No transfer of this Note will be valid until the name and address of the person to whom this Note is transferred is recorded in the Note Register.

     7. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of
(i) the Payee or its registered transferee and (ii) the Senior Lender. Without limitation of the foregoing, no such action shall change (i) the rate at which or the manner in which interest accrues on this Note or the times at which such interest becomes payable, (ii) any provision relating to the scheduled payments or prepayments of principal on the Note, or (iii) the provisions of this Section 7, without the written consent of the Payee or its registered transferee and the Senior Lender.

     8. CANCELLATION. After all principal and accrued interest at any time owed on this Note has been paid in full, (i) this Note shall be surrendered to the Company for cancellation and shall reissued and (ii) the Payee will deliver to the Company one or more UCC-3 Termination Statements releasing and terminating its security interest in the Purchased Assets.

     9. MANNER OF PAYMENT. All payments of principal and interest, and any other amounts which become due with regard to this Note, will made in United States Dollars by wire transfer of immediately available funds to Account No. 903280-United Biscuits (UK) Limited at J.P. Morgan Bank, New York, New York, for the account of Morgan Grenfell London or to such other account or place as the Payee may specify to the Company in writing at least 48 hours before the payment is to made. All payments will made without reduction by reason of set-off, counterclaim or otherwise.

     10. WAIVER OF DEMAND. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other diligence and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

     11. LEGAL FEES. The Company agrees to pay all reasonable expenses, including reasonable attorney's fees and expenses, incurred by the holder of this Note in endeavoring to

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collect any amounts payable under this Note which are not paid when due or in enforcing its security interest in the Purchased Assets.

     12. GOVERNING LAW. This Note has been delivered and accepted at Chicago, Illinois and shall construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall governed by, the laws of the State of Illinois, without giving effect to provisions thereof regarding conflict of laws.

     This Note amends and restates in its entirety the Existing Note and is made in substitution therefor and not in satisfaction thereof. This Note shall not deemed to constitute a novation or cancellation of the Existing Note.

     IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

                                   THE O'BOISIE CORPORATION


                                   By:  _______________________________

                                   Its: _______________________________


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